EXHIBIT 10.42


                                   Memorandum


To:      John Gleed
From:    Graham MacMillan, Chairman, Compensation Committee
         Donna Morris, VP Human Resources
Date:    February 16, 2000
Re:      Contractual Terms - Interim CEO, Professional Consulting Services

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John,  further to our  discussions  we are  pleased  to  outline  the terms with respect to your compensation and benefits in the role of interim CEO, and in the provision of professional consulting services upon conclusion of your interim appointment. This document supercedes the previous agreement outlined in the memo dated June 16th 1999 prepared by John Kelly. I would ask that you review these terms and upon acceptance sign and date a copy of this letter for Corporate files.

Compensation

Effective December 1st 1999 you will compensated at a rate of $1,500 per day in recognition of your role as interim CEO.

Upon completion of this interim role, as you have agreed to provide professional consulting services to JetForm Corporation for a period up to April 30th 2002, you will be paid a monthly retainer of $7,500 for up to five (5) days of professional services. Any additional time over the five (5) days will be billed at the rate of $1,500 per day. The contract manager for consulting services will be the CEO or their designate. Should you wish to extend consulting services beyond April 30th 2002 a separate agreement would be entered into.

Stock Option Allocation

In recognition of your role as interim CEO you have been granted options under the terms of the JetForm Employee Stock Option Program to purchase 35,000 common shares of JetForm Corporation. The anniversary date of the grant is December 1, 1999 and the exercise price of the stock options granted is US $4.75. The options granted to you become available for exercise over a three-year period and vest in sixths every six months, a detailed vesting schedule and Personnel Stock Option Status Report is attached for your reference. The vesting of all of your awarded stock options including this allocation, will continue for the natural life of the options.

Extended Medical Insurance / Life Insurance

As a founder of JetForm Corporation you and your eligible dependents will be provided with JetForm's medical, dental and life insurance benefits.

In the event that JetForm Corporation decides to terminate this agreement, without just cause, prior to April 30th 2002, you will be entitled to compensation equivalent to the earnings you would have been eligible to receive under the terms of this agreement.

John, once again we thank you for your continued efforts in support of JetForm's success!

Graham MacMillan
Chairman, Compensation Committee


Donna Morris
VP, Human Resources


I have read and agree to the above noted terms.




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John Gleed
Date